Exhibit 4.3

AMERICAN DOCTORS ONLINE, INC.

2011 STOCK OPTION/STOCK ISSUANCE PLAN

1.                  Purpose; Awards Permitted.

This 2011 Stock Option/Stock Issuance Plan (the “Plan”) is intended to promote the interests of American Doctors Online, Inc. (the “Company”) by giving incentives to the eligible officers and other employees and directors of and consultants and advisors to the Company and its Related Companies, through providing opportunities to acquire stock in the Company. The Plan permits the grants of Options to purchase shares of Common Stock, pursuant to either ISOs or Non-Qualified Options; and awards of Restricted Stock. Certain capitalized terms have the meanings given them in Section 18.

2.                  Stock AVAILABLE FOR AWARDS.

The stock subject to Awards shall be authorized but unissued shares of Common Stock, or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued under the Plan is ten million (10,000,000) subject to adjustment as provided in Section 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any Unvested shares issued pursuant to Awards, the unpurchased shares subject to such Option, or such Unvested shares so reacquired shall again be available for grants of Awards under the Plan.

3.                  ADMINISTRATION.

(a)    Administration by Board of Directors or Committee.

(i)                 Multiple Administrative Bodies. The Plan will be administered by the Board; provided, if permitted by Rule 16b-3, as in effect at the time that discretion is being exercised with respect to the Plan, and by the legal requirements of the Applicable Laws relating to the administration of stock plans such as the Plan, if any, the Plan may (but need not) be administered by different administrative bodies with respect to (A) Directors who are not employees, (B) Directors who are employees, (C) officers who are not Directors, (D) officers who are not employees and (E) employees who are neither Directors nor officers. The Board may authorize one or more officers to grant Awards subject to such limitations as the Board determines from time to time.

(ii)               Section 162(m). To the extent that the Board determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)             Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)             Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(v)               Decisions Final. All decisions by the Board shall be final and binding and conclusive on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

(b)   Express Grants of Authority.

Without limiting the power of the Board hereunder, the Board shall expressly have the authority:

(i)                 to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award;

(ii)               to determine the Fair Market Value;

(iii)             to amend the terms of any and all outstanding Options to provide an Exercise Price per share which is higher or lower than the then-current Exercise Price per share of such outstanding Options;

(iv)             to accelerate the date or dates on which all or any particular Option or Options granted under the Plan may be exercised;

(v)               to extend the dates during which all, or any particular, Option or Options granted under the Plan may be exercised;

(vi)             to provide that any Restricted Stock shall be free of some or all restrictions;

(vii)           to provide that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be;

(viii)         in the event of the acceleration of the exercisability of one or more outstanding Options, to provide, as a condition of full exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be Restricted Stock and subject to forfeiture and return to the Company at the option of the Company at the cost thereof upon Separation, with the timing and other terms of the vesting of such Restricted Stock or other consideration being equivalent to the timing and other terms of the superseded exercise schedule of the related Option;

(ix)             to determine (A) whether or not a Recipient has a Business Relationship with the Company, (B) whether Continuous Employment or Continuous Service shall be considered interrupted in the case of any approved leave of absence, including sick leave, military leave or any other personal leave, or (C) whether a Separation has occurred, and the resulting Separation Date, which determination shall be made by the Board in its sole discretion (it being understood that the Board may, but need not, take into account the provisions of Regulation 1.409A-1(h)), and shall not be subject to challenge or review by the Recipient for any reason. Without limiting the foregoing, such determination may be made prospectively (i.e. in connection with a proposed Separation) even if at the time of such determination such Recipient continues to assert the right to, or has some continuing relationship with the Company. Further, if the Recipient is at such time a member of the Board, the Recipient shall not participate in such determination, and the determination of the remaining members of the Board, even if not a quorum, shall be binding;

(x)               to take any action under the Plan on a case-by case basis, on the same basis or on different bases (treating differently each tranche, Award or individual or group or combination thereof) as the Board may determine; and

(xi)             to make any adjustments or other decision under Section 13 (or otherwise), whose determination as to what adjustments or decisions, if any, will be made and the extent thereof shall be final, binding and conclusive.

The Board may do any of the foregoing at any time and from time to time, despite the fact that the foregoing actions may (x) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (y) disqualify all or part of the Option as an Incentive Stock Option, or (z) cause the application of Section 409A of the Code. In addition, the Board may with the consent of the affected Recipient cause the cancellation of any or all outstanding Options and the grant in substitution therefor of new Options covering the same or different shares of Common Stock and having an Exercise Price per share which may be lower or higher than the Exercise Price per share of the canceled Options. The Board may do any of the foregoing at any time and from time to time, after consideration of such factors as the Board considers relevant (which may include any financial accounting consequences to the Company, e.g., under APB Opinion No. 25 FIN 44, FAS 123R or similar types of accounting requirements and guidance affecting the proper administration of the Plan).

(c)    Non-U.S. Recipients. Notwithstanding anything in the Plan to the contrary, with respect to any Recipient who is resident outside of the United States, the Board may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan. The Board may, where appropriate, establish one or more sub-plans for this purpose.

(d)   Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as officers or employees of the Company or a Related Company, members of the Board and any officers or employees of the Company or a Related Company to whom authority to act for the Board or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses (including attorneys’ fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

(e)    Responsibility of Recipient.

Notwithstanding anything to the contrary contained in the Plan or in any Award Agreement, neither the Company nor any Related Company nor any officer, director, employee or agent of any of them makes any representations to any Recipient relating to the tax treatment of any Award, including without limitation (i) that any Award designated under the Plan as an ISO satisfies the requirements to be an ISO, (ii) that any particular disposition transaction with respect to any Award will satisfy the criteria for ISO treatment; or (iii) that any Award made under the Plan will be exempt from the requirements of Section 409A of the Code or otherwise comply with those requirements, Each Recipient shall be solely responsible for any taxes, penalties or other amounts which may become payable with respect to his or her Awards by reason of the Code.

4.                  Eligible RECIPIENTs.

ISOs may be granted to any employee of the Company or of any Related Company. No person who is not such an employee may be granted an ISO. Non-Qualified Options and Restricted Stock may be granted to any employee, officer or Director of, or consultant or advisor to the Company or any Related Company. The granting of any Award to any person shall neither entitle that person to, nor disqualify that person from, participation in any other grant of Awards.

5.                  Award Agreements.

As a condition to the grant of an Award, each recipient of an Award shall execute an Award Agreement in such form not inconsistent with the Plan as the Board shall approve. In addition, the Recipients of Restricted Stock shall pay to the Company in the manner designated by the Board the applicable Original Issue Price for each share acquired. Award Agreements may differ among Recipients. The Board may, in its sole discretion, include provisions in Award Agreements not inconsistent with any provision of the Plan, including without limitation the effect of the Separation or the death or disability of the Recipient in the period during which an Option can be exercised; restrictions on transfer; repurchase rights; commitments to pay cash bonuses, to make, arrange for or guarantee loans or to transfer other property to recipients upon exercise of Options; a requirement that a Recipient must execute a Shareholder Agreement or other undertaking relating to shares received upon exercise of an Option; or such other provisions as shall be determined by the Board.

6.                  Option Exercise Price/ORIGINAL ISSUANCE PRICE OF RESTRICTED STOCK.

(a)    Exercise/Original Issue Price. Subject to Sections 6(b), 6(c) and 11(b), the Exercise Price for each Option and the Original Issue Price for Restricted Stock shall be determined by the Board.

(b)   Minimum Exercise Price. The Exercise Price for each Option shall not be less than the Fair Market Value at the time of grant, subject to the additional restrictions on Exercise Price set forth in Section 11(b) in the case of ISOs.

(c)    Minimum Original Issue Price. The Original Issue Price for Restricted Stock shall in no event be less than the par value of the Common Stock.

(d)   Default Exercise Price/Original Issue Price. In the absence of a provision in the applicable Award Agreement expressly addressing the Exercise Price or Original Issue Price of an Award, such Exercise Price or Original Issue Price shall be the Fair Market Value on the date of grant, or such greater minimum Exercise Price if required as set forth in Section 11(b) in the case of ISOs.

7.                  Option EXERCISE Period.

(a)    Exercise Period. Each Option and all rights thereunder shall expire on the Expiration Date set forth in the applicable Award Agreement, subject to earlier termination upon the conditions set forth in the applicable Award Agreement (or if not so set forth, as specified in this Section 7).

(b)   Default Exercise Period. In the absence of a provision in the applicable Award Agreement expressly addressing the term of any Option, except as otherwise provided in Section 11(d), the Option shall be for a term of ten (10) years from the date of grant (subject to earlier termination under the conditions specified in this Section).

(c)    Default Post-Separation Exercise Period for Options. Subject to clause (e) below, in the absence of a provision in the applicable Award Agreement expressly addressing the exercise rights of any Option following Separation, the Option (whether ISO or Non-Qualified Option) shall be exercisable after the Separation Date only for the following time period, and only with respect to that number of shares which were Vested as of the Separation Date:

(i)                 If the Separation is for Cause, the right to exercise the Option shall terminate on the Separation Date.

(ii)               If the Recipient dies during the course of the Recipient’s Business Relationship, or (unless the Separation was for Cause) within three (3) months after the Separation Date, the Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one (1) year after the date of death (or within such lesser period as may be specified in the Award Agreement) but not thereafter.

(iii)             If the Recipient becomes disabled (within the meaning of Section 22(e)(3) of the Code) during the course of the Recipient’s Business Relationship, the Option may be exercised within the period of one (1) year after the Separation Date resulting from such disability (or within such lesser period as may be specified in the Award Agreement) but not thereafter.

(iv)             If the provisions of (i)-(iii) above do not apply, the Option may be exercised within the period of three (3) months after the Separation Date, but not thereafter.

(d)   Minimum Post-Separation Exercise Period for Options. Subject to clause (e) below, no Award Agreement shall reduce the time period for the exercise of any Option following any Separation (other than a Separation for Cause) to less than the following time period:

(i)                 six (6) months from the date of Separation if Separation was caused by the Recipient's death or “permanent total disability” (within the meaning of Section 22(e)(3) of the Code), or

(ii)               thirty (30) days from the date of Separation, if Separation was caused other than by such Recipient's death or “permanent total disability” (within the meaning of Section 22(e)(3) of the Code).

(e)    Maximum Exercise Period. Notwithstanding anything to the contrary in the Plan or in any Award Agreement, no Option shall be exercisable more than ten (10) years from the date of grant.

8.                  VESTING; Repurchase of SHARES.

(a)    Vesting. Award Agreements for Awards may provide that such Awards are subject to vesting, setting forth dates and amounts of Vested shares as of each date under the Award. All shares under an Award that are not Vested shares are “Unvested” shares. For the purpose of the foregoing, “Vested” shares of an unexercised Option refers to those shares with respect to which the Recipient has the right, at such time to exercise the Option and acquire such shares; “Unvested” shares of an unexercised Option refers to the remaining shares subject to such Option; “Vested” and “Unvested” shares of Restricted Stock refer to shares which are subject to potentially differing treatment upon exercise of the repurchase right specified in Section 8(e).

(b)   Default Conditions for Vesting. In the absence of a provision in the applicable Award Agreement expressly specifying other conditions for vesting, vesting on a specified “vesting date” shall be conditional upon Continuous Service through such date.

(c)    Default Time Period for Vesting. In the absence of a provision in the applicable Award Agreement expressly addressing the timing of vesting of an Award, the Award shall Vest annually on the anniversary of the grant date in equal installments over a period of three (3) years from the grant date.

(d)   Exercise of Vested Options. Except as otherwise provided in the Award Agreement, an Option may be exercised by the Recipient, in whole or in part, with respect to all Vested shares at any time prior to the Expiration Date or the earlier termination of the Option, upon compliance with the conditions to exercise in Section 9.

(e)    Repurchase Right. Except as otherwise specified in the Award Agreement, upon Separation, the Company, at its sole election, may repurchase and Recipient shall be obligated to sell all shares acquired under this Plan (including either as Restricted Stock or through exercise of Options): (i) all of the Unvested shares at the Original Issue Price, and (ii) all of the Vested shares at the higher of (x) the Original Issue Price or (y) the Fair Market Value as of the Separation Date. Except as otherwise specified in the Award Agreement, the Company may elect to give Recipient a written notice within three (3) months following the Separation Date (or, in the case of shares acquired by the Recipient under this Plan following the Separation Date, three (3) months following such acquisition) specifying that it does not desire to purchase any shares, or specifying the number of Unvested shares and the number of Vested shares that the Company elects to purchase, and a date for the closing hereunder, which date shall be not more than thirty (30) calendar days after the giving of such notice. If the Company fails to provide written notice to the Recipient within the applicable period regarding its intentions regarding the repurchase of shares, the Company will be deemed to have exercised its option to purchase all Unvested shares (but not Vested shares) upon the expiration of the applicable period. In such event, the closing will occur thirty (30) days after the date of such deemed exercise. The closing shall take place at the Company’s principal offices or such other location as the Company may reasonably designate in such notice. At the closing, Recipient shall deliver to the Company the certificate or certificates representing the Unvested shares and the Vested shares being purchased against the simultaneous delivery of the purchase price by the Company. The Company’s purchase rights are assignable by the Company it its sole discretion.

9.                  EXERCISE OF OPTIONS; PAYMENT OF EXERCISE PRICE AND ORIGINAL ISSUE PRICE

(a)    Exercise of Option. Unless otherwise specified in the applicable Award Agreement, an Option shall be exercised by the Recipient’s delivery of written notice of exercise to the Treasurer of the Company, specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with this Section 9. Such exercise shall be effective upon receipt by the Treasurer of the Company of such written notice together with the required payment. The Recipient may purchase less than the number of shares covered by an Award Agreement for an Option, provided that no partial exercise of an Option may be for any fractional share or for fewer than one hundred (100) whole shares.

(b)   Payment of Exercise Price and Original Issue Price.

(i)                 Payment of the Exercise Price of an Option may be by delivery of cash or a check payable to the order of the Company, and/or, to the extent (if at all) provided in the applicable Award Agreement by (a) delivery of a recourse promissory note of the Recipient bearing interest payable not less often than annually at such market rate at the date of exercise as will avoid adverse accounting consequences (including without limitation variable security accounting treatment under generally accepted accounting principles) and otherwise payable and on such terms as are specified by the Board in its sole discretion, together with cash, a wire transfer or a check payable to the Company in an amount equal to the par value of the shares of Common Stock to be issued; or any combination of the above methods of payment or as described in Section 9(b)(ii) below.

(ii)               Notwithstanding the foregoing, to the extent (if at all) provided in the applicable Award Agreement, payment of the Exercise Price of an Option may occur by a “cashless exercise” arrangement pursuant to which the Recipient shall surrender or forfeit, and the Company will reduce, the number of shares of Common Stock issued upon exercise of an Option by the largest whole number of shares of Common Stock with an aggregate Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company accept cash or other payment to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares of Common Stock to be issued; provided further, however, that the Option shall not be exercisable thereafter to the extent that the shares of Common Stock are so surrendered or forfeited to pay the Exercise Price pursuant to such “cashless exercise”.

(iii)             The Board may authorize issuance of a Restricted Stock Award for consideration consisting of cash, any tangible or intangible property, any benefit to the Company, or any combination thereof. In the absence of a specific provision to the contrary in the Award Agreement or the resolution of the Board relating thereto, the consideration payable as the Original Issue Price of a Restricted Stock Award shall be services provided to the Company, and no cash payment shall be required for the Original Issue Price.

(c)                Information for ISO Recipient. Upon a Recipient's exercise of an ISO, the Company shall provide to the Recipient the information required pursuant to Section 6039(a)(1) of the Code.

10.              Nontransferability of Options.

Options shall not be assignable or transferable by the Recipient, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Recipient, shall be exercisable only by the Recipient; except that Non-Qualified Options may also be transferred by instrument to an inter vivos or testamentary trust in which the Non-Qualified Options are to be passed to the Recipient's beneficiaries upon the Recipient's death, or by gift to “immediate family” (as defined in 16 C.F.R. 240.16a-1(e)). Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, the Recipient may designate a third party who, in the event of the Recipient's death, shall thereafter be entitled to exercise an Option, to the extent then exercisable.

11.              Additional ISO Requirements.

ISOs granted under the Plan are subject to the additional following requirements:

(a)    Designation. The ISO shall, at the time of grant, be specifically designated as an Incentive Stock Option (or ISO) in the applicable Award Agreement.

(b)   Exercise Price. The Exercise Price shall not be less than 100% of the Fair Market Value at the time of grant of such ISO, or less than 110% of such Fair Market Value in the case of an ISO granted to a 10% Shareholder.

(c)    $100,000 Aggregate Grant Limitation. In no event shall the aggregate Fair Market Value (measured for each grant at the time of grant of an ISO) for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Company) exceed One Hundred Thousand Dollars ($100,000). Any Option which would, but for its failure to satisfy the foregoing restriction, qualify as an ISO shall nevertheless be a valid Option, but to the extent of such failure it shall be deemed to be a Non-Qualified Option.

(d)   Expiration Date. The Expiration Date for the ISO shall not be later than ten (10) years after the date on which the ISO is granted and, in the case of an ISO granted to a 10% Shareholder, such Expiration Date shall not be later than five (5) years after the date on which the ISO is granted.

(e)    Continuous Employment Required; Post-Separation Exercise. No ISO may be exercised unless, at the time of such exercise, the Recipient has had Continuous Employment since the date of grant of the ISO, except that:

(i)                 An ISO may be exercised within the period of three (3) months after the Recipient's Employment Termination Date (or within such lesser period as may be specified in the Award Agreement or this Plan).

(ii)               If the Recipient dies while in the employ of the Company or a Related Company, or within three (3) months after the Recipient's Employment Termination Date, the ISO may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one (1) year after the date of death (or within such lesser period as may be specified in the Award Agreement or this Plan).

(iii)             If the Recipient becomes disabled (within the meaning of Section 22(e)(3) of the Code) while in the employ of the Company or a Related Company, the ISO may be exercised within the period of one (1) year after the Recipient’s Employment Termination Date because of such disability (or within such lesser period as may be specified in the Award Agreement or this Plan).

Notwithstanding the foregoing provisions of this Section 11(e), no ISO may be exercised after its Expiration Date.

(f)    Reclassified Options. Any Option which would, but for its failure to satisfy the foregoing restrictions, qualify as an ISO shall nevertheless be a valid Option, but to the extent of such failure it shall be deemed to be a Non-Qualified Option.

12.              Right of first refusal; Shareholder Agreement.

(a)    First Refusal Rights. If the Recipient is not subject to a right of first refusal in a Shareholder Agreement (as defined below), unless specifically disclaimed in an Award Agreement, the following first refusal rights will apply:

(i)                 If the Recipient or the Recipient’s successor in interest desires to sell all or any part of the shares acquired under an Award granted under the Plan (including any securities received in respect thereof pursuant to recapitalizations and the like), and an offeror (the “Offeror”) has made an offer therefor, which offer the Recipient desires to accept, the Recipient shall: (x) obtain in writing an irrevocable and unconditional bona fide offer (the “Bona Fide Offer”) for the purchase thereof from the Offeror; and (y) give written notice (the “Offer Notice”) to the Company setting forth the Recipient’s desire to sell such shares, which Offer Notice shall be accompanied by a photocopy of the original executed Bona Fide Offer and shall set forth at least the name and address of the Offeror and the price and terms of the Bona Fide Offer. Upon receipt of the Offer Notice, the Company shall have an option to purchase any or all of the shares specified in the Offer Notice, such option to be exercisable by giving, within thirty (30) days after receipt of the Offer Notice, a written counter-notice to the Recipient. If the Company elects to purchase, the Recipient shall be obligated to sell to the Company such shares at the price and terms indicated in the Bona Fide Offer within sixty (60) days from the date of receipt by the Company of the Offer Notice. The Company’s purchase rights under this Section 12 are assignable by the Company.

(ii)               The Recipient may sell, pursuant to the terms of the Bona Fide Offer, any or all of such shares not purchased by the Company or which the Company does not elect to purchase in the manner set forth hereinabove after the expiration of the thirty (30)-day period during which the Company may give the aforesaid counter-notice; provided, however, that the Recipient may not sell such shares to the Offeror if the Offeror is (x) a competitor of the Company, or (y) a person that controls, is controlled by or is under common control with a competitor of the Company, or (z) a member of management of a competitor of the Company (any person described in clauses (x) through (z) being hereinafter referred to as a “Competitor”), and the Company gives to the Recipient, within thirty (30) days of its receipt of the Offer Notice, written notice stating that the Recipient shall not sell the shares to the Offeror; and provided, further, that prior to the sale of any such shares to the Offeror, the Offeror shall execute an agreement with the Company under which the Offeror agrees not to become a Competitor of the Company and further agrees to be subject to the restrictions set forth in this Section 12. If any or all of such shares are not sold pursuant to a Bona Fide Offer within the time permitted above, the unsold shares shall remain subject to the terms of this Section 12.

(b)   Shareholder Agreement. As a condition to receipt of any Award granted under the Plan (including the exercise of any Option granted hereunder), the Recipient shall at the request of the Company become a party to a shareholder agreement or investors rights agreement or similar agreement generally applicable to shareholders, if any such agreement is then in force, between or among the Company and any of its shareholders (the “Shareholder Agreement”), and if any such Shareholder Agreement is then in force, Recipient shall execute such agreement as a shareholder with the same status as other shareholders receiving shares as compensation from the Company. For the avoidance of doubt, such requirement shall apply even if not all shareholders or Award recipients are required to execute such Shareholder Agreement, and even if not all parties have equal or equivalent rights under such Shareholder Agreement. In connection with such requirement, the Company shall provide the Recipient with a copy of the latest Shareholder Agreement, or substitute agreement, if any, and shall arrange for the Recipient’s execution of an original counterpart thereof, or for the execution by the Recipient and the shareholders of an original, as appropriate. If the Recipient refuses to execute such agreement, the Company shall cause any tendered payment made by the Recipient in connection with the Award to be returned to the Recipient, and the Recipient’s attempted Option exercise or Restricted Stock grant, as the case may be, shall be null and void ab initio and without effect.

(c)    Termination. The requirements set forth in this Section 12 shall remain in effect until the closing of an initial public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, or a successor statute, at which time the requirements will automatically expire.

13.              Adjustments; Merger, Sale Of Substantially All Assets, Reorganization, Etc.

(a)    Definition of Reorganization. “Reorganization” means a merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, holding company formation or other similar transaction, or the liquidation of the Company.

(b)   Continuation of Awards. Upon the consummation of a Reorganization, the Board or the board of directors of the surviving or acquiring entity (as used in this Section 13, also the “Board”), may, in its sole discretion, as to outstanding Awards, make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (i) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Reorganization, (ii) shares of stock of the surviving or acquiring corporation, or (iii) such other securities, consideration or rights as the Board deems appropriate, so long as the fair market value of which (as determined by the Board in its sole discretion) does not materially differ from the Fair Market Value of the Awards immediately preceding the Reorganization (provided, with respect to Options replaced with substitute Options for new shares, the fair market value of the new shares (as determined by the Board in its sole discretion) does not materially differ from the Fair Market Value of the shares subject to the Options immediately preceding the Reorganization); and provided, that any new Options substituted for ISOs shall meet the requirements of Section 424(a) of the Code, and the requirements of Regulation 1.409A-(b)(5)(v)(D).

(c)    Termination of Awards. In addition to or in lieu of the actions described in this Section 13, in connection with any Reorganization, with respect to outstanding Awards, the Board may, on the same basis or on different bases as the Board may specify, upon written notice to the affected Recipient, provide that (i) any or all then exercisable Options (x) must be exercised in whole or in part within a specified number of days of the date of such notice, at the end of which period such Options shall automatically terminate, or (y) be terminated in exchange for a cash payment or such other consideration as may be received by the Company in connection with the Reorganization equal to the excess of the Fair Market Value for the shares subject to such Options over the Exercise Price thereof, (ii) any or all Options that are not then exercisable (“Unexercisable Options”) shall be terminated and (iii) any or all Unvested shares or other unvested rights issued or issuable pursuant to other Awards (“Unvested Rights”) shall be terminated in exchange for a cash payment per share equal to the Original Issue Price of such Unvested Rights.

(d)   Accelerated Vesting.

(i)                 In addition to, in lieu of, or in connection with any of the actions described in this Section 13, in connection with any Reorganization (including any change in control of the Company), the Board may in its discretion provide that outstanding Unvested Awards become fully Vested, or any or all future Unvested portions of such Awards become Vested, or any combination of the foregoing; but may also provide as a condition to exercising any or all Unexercisable Options as to which exercisability has been accelerated, that the Common Stock issuable upon exercise thereof shall be Restricted Stock subject to forfeiture and repurchase at the option of the Company (or the surviving or acquiring entity in such Reorganization (the “Successor”), as applicable) at the cost thereof upon Separation, with the timing and other terms of the vesting of such Restricted Stock being equivalent to the timing and other terms of the superseded vesting schedule of the related Unexercisable Option.

(ii)               Notwithstanding any provision of the Plan to the contrary, in the event that (x) any Unvested Award is terminated in connection with any Reorganization pursuant to Section 13(c), and (y) the Award Agreement pursuant to which the Company granted or issued such Unvested Award provided that the vesting or exercisability of such Unvested Award would accelerate (in whole or in part) upon the occurrence of one or more specified events following a Reorganization (including any change in control of the Company) (an “Acceleration Event”), then the Board may, in its sole discretion, make appropriate provision to ensure that the holder of such Unvested Award shall receive a contractual right at the time of such termination such that, notwithstanding such termination, in the event such Acceleration Event occurs following the Reorganization, such holder shall be entitled to receive from the Company or its Successor (as applicable) the cash payment or other consideration to which such holder would have been entitled with respect to the portion of such Unvested Award that would have accelerated pursuant to the Award Agreement had such Award been continued by the Company or assumed by the Successor in accordance with Section 13(c).

(e)    Continuation of Repurchase Rights. Unless otherwise determined by the Board, any repurchase rights or other rights of the Company that relate to any Awards shall continue to apply to consideration, including cash and amended Awards, that has been substituted, assumed or amended for Awards pursuant to this Section 13. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

(f)    Substitution of Securities. Unless otherwise provided by the Board consistent with its powers under this Section 13, if, through or as a result of any Reorganization, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company or of a corporation or other entity controlled by or controlling the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash property is distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (a) the maximum number and kind of shares reserved for issuance under the Plan, (b) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (c) the price for each share subject to any then outstanding Awards under the Plan, without changing the aggregate purchase price as to which any Options remain exercisable. No fractional shares shall be issued under the Plan on account of any adjustments set forth in this Section 13 or otherwise. Notwithstanding the foregoing provisions of this Section 13(f), no adjustment shall be made pursuant to this Section 13(f) if such adjustment would cause any ISO granted under the Plan to fail to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(g)   Substitution of Awards. The Company may grant Awards under the Plan in substitution for Options or other Awards held by employees of another corporation who become employees of the Company or a Related Company as the result of a Reorganization. The Company may direct that substitute Awards be granted on such terms and conditions as the Board considers appropriate in the circumstances; provided, however, that any Options substituted for ISOs shall meet the requirements of Section 424(a) of the Code to the extent practicable.

14.              RELATIONSHIP OF RECIPIENTS

(a)    No Rights as Shareholder. The holder of an Option shall have no rights as a shareholder with respect to any shares covered by the Option (including, without limitation, any voting rights, or any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

(b)   No Rights to Employment. Nothing contained in the Plan or in any Award Agreement or other agreement or instrument executed pursuant to the provisions of the Plan shall confer upon any Recipient any right with respect to the continuation of his or her employment by or Business Relationship with the Company or any Related Company or interfere in any way with the right of the Company or a Related Company at any time to terminate such employment or Business Relationship or to increase or decrease the compensation of the Recipient.

(c)    No Rights Under Other Plans. Except as to plans which by their terms include such amounts as compensation, no amount of compensation deemed to be received by an employee as a result of any Award will constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

15.              Compliance With Securities Laws.

(a)    Rule 701 Compliance. Unless in the opinion of counsel to the Company the issuance of securities under the Plan is exempt from the requirements of Rule 701, the Company must:

(i)                 deliver to each Recipient a copy of the Plan and the Award Agreement for each Award and

(ii)               if the aggregate amount of Common Stock issued under the Plan (or other compensatory plans of the Company) in any consecutive 12-month period exceeds five million dollars ($5,000,000) as calculated under Rule 701, the Company shall deliver the following disclosure to each Recipient within a reasonable period of time before the issuance of Common Stock to such Recipient under the Plan (including a reasonable period of time prior to the date of exercise of any Option):

(A)             A summary of the material terms of the Plan;

(B)              Information about the risks associated with investment in the Common Stock; and

(C)              Financial statements required to be furnished under Rule 701, which must be as of a date no more than one hundred eighty (180) days before the issuance of Common Stock.

(b)   Investment Intent. The Board may require any person to whom an Option is granted, as a condition of exercising such Option, and any person to whom Restricted Stock is granted, as a condition thereof, to give written assurances in substance and form satisfactory to the Board to the effect that such person is acquiring the Common Stock subject to the Award for such person’s own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock.

(c)    Regulatory Requirements. Each Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any state or federal law, or that the consent or approval of any governmental or regulatory body, or the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

(d)   Legends. All stock certificates representing shares of Common Stock issued to the Recipient hereunder shall have affixed thereto a legend substantially in the following form, in addition to any other legends required by applicable state law:

“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to the Company to the effect that registration under such Act is not required.”

If applicable, such stock certificates shall also have affixed thereto a legend substantially in the following form:

“The shares of stock represented by this certificate are subject to certain restrictions on transfer contained in the Company’s Stock Option/Stock Issuance Plan, a copy of which will be furnished upon request by the issuer.”

(e)    Lock-up Period. If the Company effects an initial underwritten public offering of Common Stock registered under the Securities Act, shares acquired under the Plan may not be sold, offered for sale or otherwise disposed of, directly or indirectly, without the prior written consent of the managing underwriter(s) of the offering, for such period of time after the execution of an underwriting agreement in connection with such offering that all of the Company’s then directors and executive officers agree to be similarly bound.

16.              TAXES; Withholding AND NOTICE OF DISQUALIFYING DISPOSITION

(a)    Withholding. The Company shall have the right to deduct from payments of any kind otherwise due to the Recipient any federal, national, state or local taxes of any kind required by law to be withheld with respect to any shares issued with respect to an Award, including without limitation the making of a purchase of Common Stock for less than its Fair Market Value, the making of a Disqualifying Disposition, or the vesting of Restricted Stock. The Board in its sole discretion may condition the exercise of an Option or the acquisition of Restricted Stock on the Recipient’s payment of such additional withholding taxes, regardless of whether or not a provision relating thereto is included in the Award Agreement.

(b)   Transfer, Issuance and Other Tax Reimbursement. In the event the Company is subject to taxes, registration fees or other similar governmental charges in any jurisdiction based on an Award, including without limitation the issuance or exercise of shares or options or the disposition thereof, the Board in its sole discretion may condition the exercise of an Option or the acquisition of Restricted Stock, or similar transactions relating to an Award, on the Recipient’s reimbursement of the Company’s liability for such additional charges, regardless of whether or not a provision relating thereto is included in the Award Agreement.

(c)    Notice of Disqualifying Dispositions. Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an ISO. “Disqualifying Disposition” is any disposition (including any sale) of such Common Stock before the later of (i) two (2) years after the date the employee was granted the ISO or (ii) one (1) year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

17.              California Requirements.

The Company anticipates it may grant Awards to Recipients in the State of California, and accordingly, notwithstanding anything to the contrary herein, each Award to such persons shall comply in all respects with Section 260.140.41 and 260.140.42 of Title 10 of the CCR.

18.              Definitions

As used herein and in any Award Agreement, the following terms have the following meanings:

“10% Shareholder” means the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code).

“Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

“Award Agreement” means an agreement with a Recipient setting forth the terms and conditions of an Award.

“Awards” means Options and Restricted Stock.

“Board” means the Board of Directors of the Company; provided, to the extent the Plan is being administered by another body pursuant to Section 3(a)(i), references to the “Board” mean shall mean such other administrative body.

“Business Relationship” means the recipient serves the Company or a Related Company in the capacity of an employee, officer, Director or Independent Contractor. The Board may, but need not, take into account Regulation 1.409A-1(h) when determining whether a Business Relationship exists.

“Cause” means, with respect to the termination by the Company or a Related Company of the Recipients Continuous Service, that such termination is for one or more of the reasons set forth in the definition of “Cause” as such term is expressly defined in a then-effective written agreement between the Recipient and the Company or such Related Company, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Board, the Recipient’s: (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or a Related Company; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Company policy, or material breach of any agreement with the Company or a Related Company; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

“CCR” means the California Code of Regulations.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Committee” means a committee appointed by the Board under Section 3.

“Common Stock” means that class of common stock of the Company having the greatest aggregate value of common stock issued and outstanding of the Company, or common stock with substantially similar rights to stock of such class (disregarding any difference in voting rights).

“Continuous Employment” means that the Recipient's service with the Company or a Related Company as an employee is not interrupted or terminated. A change in the entity for which the Recipient renders service as an employee (as between the Company and any Related Company) shall not terminate a Recipient's Continuous Employment.

“Continuous Service” means that the Recipient's service with the Company or a Related Company, whether as an employee, officer, Director or Independent Contractor, is not interrupted or terminated. A change in the entity for which the Recipient renders any service (as between the Company and any Related Company) shall not terminate a Recipient's Continuous Service; and a change in the capacity in which the Recipient renders service to the Company or a Related Company as an employee, Director or Independent Contractor shall not terminate a Recipient's Continuous Service.

“Director” means a member of the Board.

“Disqualifying Disposition” has the meaning given it in Section 16(b).

“employment” shall be defined in accordance with the provisions of Treasury Regulation Section 1.421-7(h) under the Code (or any successor regulations).

“Employment Termination Date” means the date on which a Recipient's Continuous Employment terminates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” of an Option means the purchase price per share of Common Stock deliverable upon the exercise of an Option.

“Expiration Date” of an Option means the expiration date specified in accordance with Section 7.

“Fair Market Value” shall mean the fair market value of a share of Common Stock, as determined by Board, and to the extent required, as provided in Regulation 1.409A-1(b)(5)(iv) and if applicable, in a manner not inconsistent with Section 260.140.50 of the CCR.

“Independent Contractor” means a “service provider” described in Regulation 1.409A-1(f)(3) and such other federal and state regulations defining “independent contractor” as may be applicable.

“ISO” or “Incentive Stock Options” means Options meeting the requirements of Section 422 of the Code.

“Non-Qualified Options” means Options which do not qualify as ISOs.

“Options” means options to acquire Common Stock of the Company.

“Original Issue Price” means the price per share payable by a Recipient to the Company in connection with the issuance of Restricted Stock to the Recipient.

“parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation”, respectively, as those terms are defined in Sections 424(e) and 424(f) or successor provisions of the Code.

“Recipient” means the recipient of an Award. Except as otherwise indicated by the context, the term “Recipient”, as used in the Plan shall include the estate of the Recipient, the Recipient’s personal representative, or any other person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Recipient or by reason of the Recipient’s incapacity.

“Regulation 1.409A”, or any subsection thereof, means section 1.409A or such subsection of the Regulations, including without limitation any proposed, amended or successor Regulation thereto after the date of adoption of the Plan.

“Regulations” means the regulations, including without limitation proposed regulations, promulgated by the Internal Revenue Service pursuant to the Code.

“Related Company” means the Company, its parent (if any) and any present or future subsidiaries of the Company.

“Reorganization” has the meaning given it in Section 13(a).

“Restricted Stock” means awards of, or opportunities to purchase, shares of Common Stock of the Company.

“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

“Rule 701” means Rule 701 under the Securities Act.

“Separation” means cessation of the Recipient’s Business Relationship.

“Separation Date” means the date of Separation.

“Shareholder Agreement” has the meaning given it in Section 12(b).

“Vest”, “Vested”, and “Unvested” have the meanings given them in Section 8.

19.              Effective Date and Duration of the Plan.

(a)    Effectiveness; Shareholder Approval.

(i)                 The Plan shall become effective when adopted by the Board, provided that, with respect to the Award of ISOs, the Plan must also have been approved by the shareholders of the Company within twelve (12) months prior to such adoption by the Board, or be so approved by the shareholders within twelve (12) months following adoption by the Board.

(ii)               Amendments to the Plan not requiring shareholder approval under Applicable Laws or the terms of the Plan shall become effective when adopted by the Board.

(iii)             Amendments to the Plan requiring shareholder approval shall become effective when adopted by the Board, subject to the consequences set forth in Section 20(b) if shareholder approval is not obtained within twelve (12) months of adoption by the Board.

(b)   Termination.

Unless sooner terminated as provided elsewhere in the Plan, the Plan shall terminate upon the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board. Awards outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Awards.

20.                  AMENDMENT.

(a)    Amendment. The Board may at any time, and from time to time, modify or amend the Plan in any respect, except as otherwise expressly provided in the Plan; provided, however, that if at any time the approval of the shareholders of the Company is required under the Code with respect to ISOs, or is required under federal securities laws applicable to the Company, the Board may not effect such modification or amendment without such approval.

(b)   Effect of Failure to Obtain Shareholder Approval.

(i)                 Subject to the limitation in this Section 20(b), Awards may be granted under the Plan at any time after the effective date and before the termination date of the Plan.

(ii)               If shareholder approval of the Plan (or any amendment required to be approved by shareholders) is not obtained within any required period specified in Section 19, then any Awards previously granted under the Plan (or pursuant to the amendment, as the case may be) shall not vest and shall terminate and shall be null and void and no Awards shall be granted thereafter under the Plan (or pursuant to the Amendment, as the case may be) and any Option exercised or other securities purchased hereunder (or pursuant to the Amendment, as the case may be) before shareholder approval is obtained shall be rescinded.

(c)    Amendment of Awards. The Board may amend outstanding Award Agreements in a manner not inconsistent with the Plan, and the Recipient's consent to such action shall not be required unless the Board determines that the action would materially and adversely affect the Recipient. Without limiting the foregoing, without the consent of the Recipient, the Board shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding ISO granted under the Plan to the extent necessary to qualify any or all such Options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options exempt from the application of Section 409A of the Code, and (ii) the terms and provisions of the Plan and of any outstanding Option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

More generally, the Board reserves the right, to the extent it deems necessary or advisable in its sole discretion, to alter or modify the Plan and any outstanding Awards under the Plan, without the consent of the Recipients, so as to ensure that all Awards and Award Agreements provided to Recipients who are subject to U.S. income taxation either qualify for an exemption from the requirements of Section 409A of the Code or are structured in a manner that complies with those requirements.

21.              Notices.

All notices under the Plan or an Award Agreement shall be delivered by hand, sent by commercial overnight courier service or sent by registered or certified mail, return receipt requested, and first-class postage prepaid, if to Company to its principal executive offices, attention: Corporate Secretary, and if to a Recipient, to the address of the Recipient on the Company's records, or at such other address as may be designated in a notice by either party to the other. Notwithstanding the foregoing, any notice sent to such an address in a country other than that from which the notice is sent may be sent by fax or commercial air courier.